                                                                    Exhibit 99.1

For Information:  Scott Lamb
Telephone:   (713) 332-4751                          January 14, 2003

               ADDITIONAL SUBSIDIARIES OF KAISER ALUMINUM FILE FOR
                          U. S. CHAPTER 11 PROTECTION;
              NO IMPACT EXPECTED ON DAY-TO-DAY OPERATIONS OR CREDIT
                                  AVAILABILITY

         HOUSTON, Texas, January 14, 2003 - In a move that is expected to have no impact on day-to-day operations, nine additional wholly owned subsidiaries of
Kaiser Aluminum & Chemical Corporation today filed voluntary petitions with the
U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the
Federal Bankruptcy Code.

         "From an operating perspective, the filings are a non-event, said Jack
A. Hockema, President and Chief Executive Officer of Kaiser Aluminum. "Financial
liquidity remains strong and is further protected by the actions taken today."

         The voluntary filings were initiated to, among other things, protect the assets held by these subsidiaries against possible statutory liens that may arise from the Pension Benefit Guaranty Corporation (PBGC) if Kaiser does not make a $15 million contribution to its salaried pension plan by January 15. (The company had previously disclosed that it did not intend to seek Bankruptcy Court approval to make that payment.) Such possible statutory liens would, among other things, violate the provisions of Kaiser's Debtor-in-Possession (DIP) credit agreement.

         The filings include the U.S. legal entities through which Kaiser owns interests in its Jamaican operations; however, the legal entities that own the operating facilities themselves -- the Alpart alumina refinery and the KJBC bauxite mining operation in Jamaica -- are not included in the filings and thus are not subject to any bankruptcy-related impacts. The filings also include the legal entities through which Kaiser owns its interest in an aluminum extrusion plant in London, Ontario, but Kaiser expects court approvals (through the U.S.
Court and through an ancillary application to the Ontario Superior Court of
Justice in Toronto, Canada of measures that will eliminate any impact on operations at that facility.

         Hockema said, "We want to be absolutely certain that customers, employees, and suppliers understand that these filings will have no impact on the day-to-day operations of Alpart, KJBC, and London. In particular, the filings were not prompted by cash flow concerns, business conditions, or balance sheet issues at any of the affected subsidiaries. We expect the Bankruptcy Court to approve our request to permit the filed entities to continue to make payments in the normal course of business (including payments of pre-petition amounts) to creditors and others for items such as materials and supplies, freight, taxes and, of course, salaries, wages, and benefits for employees."

         Kaiser expects approval of such payments primarily because the amounts are not material and are essential to ongoing operations. The company also expects approval of a continuation of routine intercompany transactions involving, for example, the transfer of materials and supplies among affiliates.

         "In short, the filings simply represent yet another step on the path toward the company's restructuring and eventual emergence from Chapter 11," said
Hockema.

         The company also has received a waiver from the DIP lenders to assure that the availability under the DIP credit agreement will not be affected by the failure to make the pension payment, the additional Chapter 11 filings, or the imposition of any statutory PBGC liens. In addition, the company and its DIP lenders expect to seek approval of a further amendment to the DIP credit agreement to formally incorporate the waiver provisions.

         The filings include the following subsidiaries, all of which are U.S.
entities, except where noted. Several of the subsidiaries are special-purpose or dormant entities.

                  Alpart Jamaica Inc. (not the Alpart alumina refinery)
                  KAE Trading, Inc.
                  Kaiser Aluminum & Chemical Canada Investment Limited (Canada)
                  Kaiser Aluminum & Chemical of Canada Limited (Canada)
                  Kaiser Bauxite Company (not the KJBC bauxite mining operation)
                  Kaiser Center Properties
                  Kaiser Export Company
                  Kaiser Jamaica Corporation
                  Texada Mines Ltd. (Canada)

         At the time of its original Chapter 11 filings in 2002, it did not appear to be necessary to include these nine subsidiaries in the bankruptcy proceedings. However, in light of the accelerated funding requirement for the salaried retirement plan -- and in light of the steps taken to ensure that the filings have no impact on operations -- it was determined that today's filings constituted an appropriate and prudent protective measure.

         Certain other majority-owned subsidiaries, such as the legal entity that owns the Valco aluminum smelter, have not been included in the filings to date for a variety of legal, technical, or jurisdictional reasons. Instead, and where pertinent, measures intended to provide similar protection are being pursued.

         Kaiser and 16 of its subsidiaries originally filed Chapter 11 petitions in February and March of 2002. In connection with those cases, Kaiser had previously obtained U.S. Bankruptcy Court approval to set January 31, 2003 as a general claims bar date. In respect of the subsidiaries included in today's
Chapter 11 filings, the company anticipates that the debtors will ask the Court to set a separate (and later) claims bar date.

         Kaiser Aluminum & Chemical Corporation, the operating subsidiary of
Kaiser Aluminum Corporation (OTCBB:KLUCQ), is a leading producer of alumina, primary aluminum and fabricated aluminum products.

                                      F-945

                  Company press releases may contain statements that constitute
"forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.